Exhibit 2.1
CHARTER FINANCIAL CORPORATION
STOCK ISSUANCE PLAN

1.	Introduction – Business Purpose

In October 2001, CharterBank reorganized (the “Reorganization”) from a federal mutual savings bank into the two-tiered mutual holding company structure and became a wholly-owned subsidiary of Charter Financial Corporation, a federal mid-tier holding company (the “Company”).  In the Reorganization, the Company sold 3,964,481 shares of its Common Sock to the public at $10.00 per share and issued 15,857,924 shares of its Common Stock to First Charter, MHC, the federal mutual holding company chartered in the Reorganization (the “Mutual Holding Company”).  The Reorganization was approved by the Bank’s depositors and by the Office of Thrift Supervision.

In January 2007, the Company repurchased 508,842 shares of its Common Stock at a price of $52.00 per share through an issuer tender offer. During fiscal years 2009 and 2008, the Company repurchased approximately 218,000 and 585,000 additional shares, respectively, of its Common Stock .  As of December 31, 2009, the Company had 18,577,356 shares of Common Stock outstanding, of which the Mutual Holding Company owned 15,857,924 shares, or approximately 85.4% of the outstanding shares.

The Board of Directors of the Company has adopted this Plan of Stock Issuance (this “Plan”) pursuant to which the Company proposes to offer additional shares of common stock to qualified depositors, the Bank’s Employee Plans and, to the extent shares remain available, members of the general public, with a preference given to residents of the Bank’s Local Community and then to the Company’s stockholders as of the Stockholder Record Date.

The Board of Directors of the Company has determined that this Plan is advisable and in the best interests of the Company and its stockholders.  This Plan also has been ratified by the Board of Directors of the Mutual Holding Company.  In ratifying this Plan, the Mutual Holding Company’s Board of Directors has determined that this Plan is advisable and in the best interest of the Mutual Holding Company and the Bank’s depositors.  The Offering pursuant to this Plan will add financial strength to the Company and will provide the Company with additional capital resources to finance growth and acquisitions, including the acquisition of troubled financial institutions with Federal Deposit Insurance Corporation assistance.  The Offering also will provide the Bank with additional capital resources to fund new loans, to expand its retail banking franchise, to enhance and develop new products and services, to reduce wholesale funding and to invest in securities.

2.	Definitions

As used in this Plan, the terms set forth below have the following meanings:

Account Holder:  Any Person holding a Deposit Account in the Bank.

Acting in Concert:  Means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.  A Person that acts in concert with another Person (“other party”) shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Actual Purchase Price:  The price per share, determined as provided in this Plan, at which the Common Stock is actually sold in the Offering.

Affiliate:  Any Person that directly or indirectly through one of more intermediaries, controls, is controlled by, or is under common control with another Person.

Appraised Value Range:  The range of the estimated consolidated pro forma market value of the Company, as determined by the Independent Appraiser prior to the Subscription Offering, and as it may be amended from time to time thereafter.  The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range.

Associate:  The term “Associate,” when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Mutual Holding Company, the Company, the Bank or a majority-owned subsidiary of the Mutual Holding Company, the Company or the Bank) if the person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Offering, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors, the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any Person who is related by blood or marriage to such Person and (A) who lives in the same home as such Person or (B) who is a Director or Officer of the Mutual Holding Company or the Company, or any of their parents or subsidiaries.

Bank:  CharterBank, West Point, Georgia.

Common Stock:  Common Stock, par value $0.01 per share, of the Company.

Community Offering:  The offering to certain members of the general public by the Company of any shares for which subscriptions have not been accepted in the Subscription Offering.  The Community Offering may occur concurrently with the Subscription Offering and any Syndicated Community Offering, and may be followed by a Firm Commitment Underwritten Offering.

Company:  Charter Financial Corporation, West Point, Georgia.

Control:  (including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. Part 574.

Deposit Account(s):  Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.

Director:  A member of the Board of Directors of the Bank, the Company or the Mutual Holding Company, as appropriate in the context.

Effective Date:  The date of the consummation of the Offering.

Eligibility Record Date: The date for determining depositors that qualify as Eligible Account Holders, which is December 31, 2008.

Eligible Account Holder:  Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights.

Employee Plans:  Any Tax-Qualified Employee Stock Benefit Plan of the Bank or the Company, including any ESOP or 401(k) Plan.

Employees:  All Persons who are employed by the Bank, the Company or the Mutual Holding Company.

ESOP:  An employee stock ownership plan and related trust established by the Bank or the Company.

Firm Commitment Underwritten Offering:  The offering, at the sole discretion of the Company, of shares of Common Stock not subscribed for in the Subscription Offering and any Community Offering and/or Syndicated Community Offering, to members of the general public through one or more underwriters.  A Firm Commitment Underwritten Offering may occur following the Subscription Offering and any Community Offering and/or Syndicated Community Offering.

Independent Appraiser: The appraiser retained by the Company and the Bank to prepare an appraisal of the pro forma market value of the Company.

Local Community:  The States of Georgia and Alabama.

Majority Ownership Interest:  The outstanding shares of Common Stock of the Company, expressed as a percentage, owned by the Mutual Holding Company.

Management Person:  An Officer or Director of the Company, the Bank or the Mutual Holding Company.

Marketing Agent:  The broker-dealer responsible for organizing and managing the sale of the Common Stock in the Offering.

Minority Ownership Interest: The outstanding shares of Common Stock of the Company, expressed as a percentage, owned by the Minority Stockholders.

Minority Stockholder:  Any owner of Common Stock, other than the Mutual Holding Company.

Mutual Holding Company:  First Charter, MHC, West Point, Georgia.

Non-Tax-Qualified Employee Stock Benefit Plan: Any defined benefit plan or defined contribution plan that is not a Tax-Qualified Employee Stock Benefit Plan.

Offering:  The offering for sale pursuant to this Plan of Common Stock in a Subscription Offering and, to the extent shares remain available, in a Community Offering, Syndicated Community Offering, or Firm Commitment Underwritten Offering. The maximum and minimum of the Offering Price Range may vary as much as 15% above and 15% below, respectively, the midpoint of the offering price range which will be established based on the midpoint of the Appraised Value Range.

Offering Price Range:  The per share price range of Common Stock established by the Company prior to the commencement of the Offering.

Offering Range:  The range in the number of shares of Common Stock to be sold in the Offering, which will be established by the Company prior to the commencement of the Offering.

Officer:  The president, any vice-president (but not an assistant vice-president, second vice-president, or other vice president having authority similar to an assistant or second vice-president), the secretary, the treasurer, the comptroller, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.  The term Officer also includes the chairman of the Board of Directors if the chairman is authorized by the charter or bylaws of the organization to participate in its operating management or if the chairman in fact participates in such management.

Other Member:  Any Person who on the Supplemental Eligibility Record Date qualifies as a member of the Mutual Holding Company, other than Eligible Account Holders and Supplemental Eligible Account Holders.

OTS:  The Office of Thrift Supervision, a department of the United States Department of Treasury, or any successor thereto.

Participant:  Any Eligible Account Holder, Employee Plan, Supplemented Eligible Account Holder or Other Member.

Person:  An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts and KEOGH Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

Plan:  This Stock Issuance Plan.

Prospectus:  The one or more documents used in the offering of Common Stock in the Offering.

Qualifying Deposit:  The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, or (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.  The term “Qualifying Deposit” shall also include (i) the aggregate balance of all Deposit Accounts of not less than $50 held by Persons at the close of business on the Eligibility Record Date in Neighborhood Community Bank, Newnan, Georgia, (ii) the aggregate balance of all Deposit Accounts of not less than $50 held by Persons at the close of business on the Eligibility Record Date in McIntosh Commercial Bank, Carrollton, Georgia, and (iii) the aggregate balance of all Deposit Accounts of not less than $50 held by Persons at the close of business on the Eligibility Record Date or Supplemental Eligibility Record Date in any entity the assets of which are acquired by the Bank prior to the closing of the Offering, which acquisition of assets would result in such Persons having the subscription rights of an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member under applicable rules of the OTS.

Reorganization:  The 2001 reorganization of CharterBank, a mutual savings bank, into the mutual holding company structure.

Resident:  The terms “resident” “residence,” “reside,” or “residing” as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Local Community, has a present intent to remain in the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is something other than merely transitory in nature.  To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Local Community.  To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition.  In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition.  The Company may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident.  In all cases, however, such a determination shall be in the sole discretion of the Company.  A Participant or Person must be a resident for purposes of determining whether such Person “resided” or is “residing” in the Local Community as such term is used in this Plan.

SEC:  The Securities and Exchange Commission.

Stockholder Record Date:  The date for determining those Minority Stockholders who will be eligible to purchase Common Stock on a second-priority basis in the Community Offering.

Subscription Offering:  The offering of Common Stock of the Company to Participants.

Supplemental Eligibility Record Date: The record date for determining who qualifies as a Supplemental Eligible Account Holder or Other Member.  The Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of this Plan and the Offering.

Supplemental Eligible Account Holder:  Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Stock Benefit Plan or an Officer or Director of the Bank, the Company or the Mutual Holding Company.

Syndicated Community Offering:  The offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

Tax-Qualified Employee Stock Benefit Plan:  Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank or the Company or any of their affiliates, which, with its related trusts, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code.

3.	The Offering

The Company is offering additional shares of its Common Stock for sale in the Offering.  All shares of Common Stock sold in the Offering will be issued from authorized but unissued shares or treasury shares of the Company.  The total number of outstanding shares of Common Stock of the Company will remain unchanged as a result of the Offering because the Company will cancel a number of shares of Common Stock owned by the Mutual Holding Company equal to the number of shares of Common Stock sold in the Offering.  Pursuant to the terms of this Plan, the Company will offer shares of Common Stock to Eligible Account Holders, the Employee Plans, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in this Plan.  Any shares of Common Stock not subscribed for by the foregoing classes of persons may be offered for sale to certain members of the general public, with preference first given to natural persons residing in the Local Community and then to Minority Stockholders as of the Stockholder Record Date.  Any shares of Common Stock not purchased in the Community Offering may be offered for sale to the general public in a Syndicated Community Offering or through a Firm Commitment Underwritten Offering, or through a combination thereof.

The Minority Ownership Interest in the Company will increase as a result of the Offering, and the Majority Ownership Interest in the Company will decrease as a result of the Offering.  The increase in the Minority Ownership Interest and the decrease in the Minority Ownership Interest will be determined by the Board of Directors of the Company at the time of consummation of the Offering.

The Offering will have no impact on depositors, borrowers or other customers of the Bank.  The Bank will continue to be a member of the Federal Home Loan Bank System and all its deposits will continue to be insured by the Federal Deposit Insurance Corporation, to the extent provided by applicable law.

All shares sold in the Offering will be issued by the Company from authorized but unissued shares or treasury shares of Common Stock.  All Common Stock will be offered for sale in the Offering on a priority basis as set forth in this Plan.

Prior to consummation of the Offering, the Company will cancel such number of shares of Common Stock owned by the Mutual Holding Company equal to the number of shares sold in the Offering, but in no event in an amount that would reduce the Mutual Holding Company’s ownership interest in the Company to less than 50.1%.

4.	Conditions to Completion of the Offering

The Board of Directors of the Company has approved the Offering, and the Board of Directors of the Mutual Holding Company has ratified the Offering, which is further conditioned upon the following:

A.	approval of this Plan by the OTS;

B.	the Company’s Registration Statement being declared effective by the SEC; and

C.	the sale of the minimum number of shares of Common Stock offered for sale in the Offering.

5.	Timing of the Sale of Capital Stock

The Company intends to consummate the Offering as soon as feasible following the receipt of all approvals required by this Plan.

6.	Number of Shares to be Offered

The total number of shares of Common Stock that will be offered for sale pursuant to this Plan, including the Offering Range, shall be determined by the Board of Directors of the Company and the Mutual Holding Company in conjunction with the Marketing Agent, based upon the Appraised Value Range as determined by the Independent Appraiser.  The total number of shares of Common Stock that may be owned by Persons other than the Mutual Holding Company at the close of the Offering must be less than 50% of the issued and outstanding shares of Common Stock.

7.	Purchase Price of Shares and Offering Range

The Offering Price Range and the Offering Range will be established by the Company and the Mutual Holding Company prior to commencement of the Subscription and Community Offerings. Such ranges shall be determined by the Company and the Mutual Holding Company based on the Appraised Value Range as determined by the Independent Appraiser, relevant market factors and upon the advice of the Marketing Agent.  All shares of Common Stock sold in the Offering, including shares sold in the Syndicated Community Offering and the Firm Commitment Underwritten Offering, shall be sold at a uniform fixed price per share, referred to herein as the Actual Purchase Price. The Actual Purchase Price shall be determined by the Board of Directors of the Company and the Mutual Holding Company based on the Appraised Value Range as determined by the Independent Appraiser, in consultation with the Marketing Agent, immediately prior to the Effective Date.

The Common Stock to be issued in the Offering shall be fully paid and nonassessable.

8.	Method of Offering Shares and Rights to Purchase Stock

In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Stock Benefit Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members.  Any shares of Common Stock that are not subscribed for in the Subscription Offering may be offered for sale in a Community Offering.  The minimum purchase by any Person shall be the lesser of the number of shares obtained by a $500 subscription or 25 shares of Common Stock.  The Company may use its discretion in determining whether prospective purchasers are “Residents,” “Associates,” or “Acting in Concert,” and in interpreting any and all other provisions of this Plan.  All such determinations are in the sole discretion of the Company, and may be based on whatever evidence the Company chooses to use in making any such determination.

The priorities for the purchase of shares in the Offering are as follows:

A.	Subscription Offering

Priority 1: Eligible Account Holders.  Each Eligible Account Holder shall receive non-transferrable subscription rights to subscribe for shares of Common Stock offered in the Offering in an amount equal to the greater of $1.5 million, one-tenth of one percent (.10%) of the total shares offered in the Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date and subject to the provisions of Section 9.

If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for.  Thereafter, any remaining unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposits bear to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  If the amounts allocated exceed the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied on the same basis until all available shares have been allocated.

Subscription rights to purchase Common Stock received by Officers, Directors and their Associates as Eligible Account Holders, based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date, shall be subordinated to the subscription rights of other Eligible Account Holders.  To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he or she had an ownership interest as of the Eligibility Record Date.

Priority 2:  Tax-Qualified Employee Stock Benefit Plans.  The Tax-Qualified Employee Stock Benefit Plans shall be given the opportunity to purchase in the aggregate up to 4.9% of the Common Stock to be outstanding at the completion of the Offering, subject to the additional purchase limitations set forth in Section 9. Consistent with applicable laws and regulations and practices and policies, the Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Company or the Bank to fail to meet any applicable regulatory capital requirements.  The Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Company or the Bank.  Alternatively, if permitted by the OTS, the Tax-Qualified Employee Stock Benefit Plans may purchase all or a portion of such shares in the open market.

Priority 3:  Supplemental Eligible Account Holders.  To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Offering in an amount equal to the greater of $1.5 million, one-tenth of one percent (.10%) of the total shares offered in the Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date and subject to the provisions of Section 9.

In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans, exceed available shares, the available shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for.  Thereafter, any remaining unallocated shares will be allocated to remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.  If the amounts so allocated exceed the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied on the same basis until all available shares have been allocated.

Priority 4:  Other Members.  To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, each Other Member shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Offering in an amount equal to the greater of $1.5 million or one-tenth of one percent (.10%) of the total shares offered in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and subject to the purchase limitations specified in Section  9.

In the event Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, exceed available shares, the available shares of Common Stock will be allocated among subscribing Other Members so as to permit each subscribing Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for.  Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

B.	Community Offering/Public Offering

If less than the total number of shares of Common Stock to be sold in the Offering are subscribed for in the Subscription Offering, any remaining unsubscribed-for shares may be offered for sale to members of the general public in the Community Offering.  In the Community Offering, any Person may purchase up to $1.5 million of Common Stock, subject to the overall purchase limitations specified in Section 9.  The shares may be made available in the Community Offering through a direct community marketing program that may provide for a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities.  Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof.

In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Local Community, next to cover orders of Minority Stockholders as of the Stockholder Record Date, and thereafter to cover orders of other members of the general public, so that each Person in such category of the Community Offering may receive 1,000 shares.  In the event orders for Common Stock in any of these categories exceed the number of shares available for sale, shares may be allocated on a pro rata basis within a category based on the amount of the respective orders.  In addition, orders received for Common Stock in the Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders are filled.  The Common Stock to be sold in the Community Offering will be distributed in such a manner as to promote a wide distribution of the Common Stock.  The Company also may limit the total number of shares sold in the Community Offering so as to assure that the number of shares available for sale in the Syndicated Community Offering or Firm Commitment Underwritten Offering, if any, shall be at least a specified percentage (as determined by the Board of Directors of the Company) of the total number of shares of Common Stock issued in the Offering.

The Company, in its sole discretion, may reject orders, in whole or in part, received from any Person in the Community Offering.

C.	Syndicated Community Offering and Firm Commitment Underwritten Offering

If feasible, the Board of Directors may determine to offer for sale in a Syndicated Community Offering shares of Common Stock not purchased in the Subscription and Community Offerings, subject to such terms, conditions and procedures as may be determined by the Company, in a manner that will achieve the widest distribution of the Common Stock, subject to the right of the Company to accept or reject in whole or in part any subscriptions in the Syndicated Community Offering.  In the Syndicated Community Offering, any Person may purchase up to $1.5 million of Common Stock, subject to the maximum purchase limitations specified in Section 9.  In the Syndicated Community Offering, the Common Stock will be offered for sale at the Offering Price Range, and sold at the Actual Purchase Price.  The Company may begin the Syndicated Community Offering at any time after the commencement of the Subscription Offering or as soon as practicable following the date upon which the Subscription and Community Offerings terminate.  The shares may be made available for sale in a Syndicated Community Offering through one or more underwriters. Such entities may be compensated on a fixed fee or commission basis, or a combination thereof.

Alternatively, if a Syndicated Community Offering is not held, the Company shall have the right to sell any shares of Common Stock remaining following the Subscription and Community Offerings in a Firm Commitment Underwritten Offering.  The provisions of Section 9 shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public.  In a Firm Commitment Underwritten Offering, the Common Stock will be offered for sale at the Offering Price Range.  The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Company, which will in no event exceed an amount deemed to be acceptable by the OTS.

If for any reason a Syndicated Community Offering or a Firm Commitment Underwritten Offering of shares of Common Stock not sold in the Subscription and Community Offerings cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription and Community Offerings or in the Syndicated Community or Firm Commitment Underwritten Offering, other arrangements will be made for the disposition of unsubscribed shares by the Company, if possible.  Such other purchase arrangements will be subject to the approval of the OTS.

9.	Additional Limitations on Purchases of Common Stock

Purchases of Common Stock in the Offering will be subject to the following purchase limitations:

1.
The aggregate amount of outstanding Common Stock owned or controlled by persons other than Mutual Holding Company at the close of the Offering shall be less than 50% of the Company’s total outstanding Common Stock.

2.
The maximum purchase of Common Stock in the Subscription Offering by a Person, through one or more individual and/or joint Deposit Accounts, is $1.5  million.  The maximum purchase of Common Stock in the Subscription Offering by a group of Persons through a single Deposit Account is $1.5 million. No Person by himself, or with an Associate or group of Persons Acting in Concert, may purchase more than 5% of the shares of Common Stock issued in the Offering.  The limitations in this paragraph shall not apply to the Tax-Qualified Employee Stock Benefit Plans.

3.
The maximum number of shares of Common Stock that may be purchased in all categories of the Offering by any Person (together with purchases by any Associate or group of Persons Acting in Concert with such Person), when combined with the shares of Common Stock beneficially owned by any such Person (together with any Associate or group of Persons Acting in Concert with such Person), shall not exceed 5% of the shares of Common Stock issued in the Offering, except that this ownership limitation shall not apply to the Employee Plans.

4.
At the completion of the Offering, the aggregate amount of Common Stock encompassed by all Tax-Qualified Employee Stock Benefit Plans of the Company shall not exceed 4.9% of (i) the outstanding Common Stock of the Company at the conclusion of the Offering, or (ii) the stockholders’ equity of the Company.

5.
At the completion of the Offering, the aggregate amount of Common Stock encompassed by all Tax-Qualified Employee Stock Benefit Plans and stock recognition and award plans of the Company shall not exceed 4.9% (5.88% with OTS approval if the Bank’s tangible capital is at least 10% at the time a plan is implemented) of (i) the Company’s outstanding Common Stock, or (ii) the Company’s stockholders’ equity.

6.
The aggregate amount of Common Stock that may be encompassed under all stock recognition and award plans (“Recognition Plans”) and stock option plans or acquired by all Management Persons and their Associates, exclusive of any Common Stock acquired by any such plans or Persons and their Associates in the secondary market, shall not exceed 25% of the outstanding shares of Common Stock held by persons other than the Mutual Holding Company at the conclusion of the Offering; provided that the limitation contained in this Section 9(6) shall not apply if all stock acquired by Management Persons and their Associates or awarded under all option plans and Recognition Plans in excess of such limitation is acquired in the secondary market and such acquisitions begin no earlier than one year after the completion of the Offering.  In calculating the number of shares held by Management Persons and their Associates under this paragraph, shares held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan that are attributable to such Person shall not be counted.

7.
The Board of Directors of the Company, subject to the receipt of any required approvals of the OTS, may decrease or increase any of the purchase limitations set forth in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the Offering  except as provided below. If the Company increases the maximum purchase limitations, the Company is only required to resolicit Persons who subscribed for the maximum purchase amount in the Subscription Offering and may, in the sole discretion of the Company, resolicit certain other large subscribers. Such limitation may be further increased to 9.99%, provided that orders for Company Common Stock exceeding 5% of the shares of Company Common Stock issued in the Offering shall not exceed in the aggregate 10% of the total shares of Company Common Stock issued in the Offering.

8.
For purposes of this Section 9, (i) Directors, Officers and Employees of the Bank, the Company and the Mutual Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in this Section 9, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

9.
Notwithstanding any other provision of this Plan, no Person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding.  The Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

10.
The Board of Directors of the Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

11.
The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to this Plan reside.  However, the Company and the Bank are not required to offer Common Stock to any Person who resides in a foreign country.

12.
A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum  purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board of Directors.

Prior to the consummation of the Offering, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Common Stock, except pursuant to this Plan.

EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN.  ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE COMPANY MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE OTS FOR ACTION, AS IN ITS SOLE DISCRETION THE BANK MAY DEEM APPROPRIATE.

10.	Payment for Common Stock

All payments for Common Stock subscribed for or ordered in the Offering must be delivered in full to the Company, together with a properly completed and executed order form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form or purchase order, as the case may be, unless such date is extended; provided, that if Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for shares of Common Stock at the time they subscribe but rather may pay for such shares at the Actual Purchase Price upon consummation of the Offering; provided that, in the case of the ESOP, there is in force from the time of its subscription until the consummation of the Offering, a loan commitment to lend to the ESOP, at such time, the aggregate Actual Purchase Price of the shares for which it subscribed.  The Company or the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirements.  Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community Offering and to thereafter submit payment for the Common Stock for which they are purchasing in the Community Offering at any time prior to 48 hours before the consummation of the Offering, unless such 48 hour period is waived by the Company in its sole discretion.

Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares of Common Stock by authorizing the Bank to make a withdrawal from designated accounts at the Bank in an amount equal to the purchase price of such shares.  Such authorized withdrawal shall be without penalty as to premature withdrawal.  If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.  Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS) following the Offering has expired, whichever occurs first.  Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Actual Purchase Price per share.  Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect.  Interest will be paid by the Bank at a rate, not less than the Bank’s passbook rate, established by the Bank on payment for Common Stock received in money order or by check.  Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Offering.  If for any reason the Offering is not consummated, all payments made by subscribers in the Offering will be refunded to them with interest.  In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

11.	Manner of Exercising Subscription Rights Through Stock Order Forms

Except as otherwise set forth herein, after the Prospectus prepared by the Company has been declared effective by the SEC, copies of the Prospectus and order forms will be distributed to all depositors with subscription rights at their last known addresses appearing on the records of the Bank, and may be made available for use by persons permitted to purchase in the Community Offering.  A Prospectus need not be provided to depositors to whom the Company mailed materials permitting such depositor to return to the Company by a reasonable date certain a postage paid card or other written communication requesting receipt of the Prospectus if such depositor did not return such postage paid card or otherwise request a copy of the Prospectus by the required date.

Each order form will be preceded or accompanied by the Prospectus describing the Company, the Bank, the Common Stock and the Subscription and Community Offerings.  Each order form will contain, among other things, the following:

A.
A specified date by which all order forms must be received by the Company, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are initially mailed to depositors by the Company, and which date will constitute the termination of the Subscription Offering;

B.	The number of shares of Common Stock to be sold in the Subscription and Community Offerings;

C.
A description of the minimum and maximum price per share of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

D.
Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Common Stock for which such Person elects to subscribe or purchase and the available alternative methods of payment therefor, including whether the Person wishes to purchase additional shares of Common Stock if the Actual Purchase Price is below the maximum price of the Offering Price Range;

E.	An acknowledgment that the recipient of the order form has received a final copy of the Prospectus prior to execution of the order form;

F.
A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Company within the subscription period such properly completed and executed order form, together with check or money order in the full amount of the aggregate purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G.	A statement to the effect that the executed order form, once received by the Bank, may not be modified or amended by the subscriber or purchaser without the consent of the Bank.

Notwithstanding the above, the Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimiled order forms.

12.	Undelivered, Defective or Late Order Form; Insufficient Payment

In the event order forms (a) are not delivered and are returned to the Company by the United States Postal Service or the Company is unable to locate the addressee, (b) are not received back by the Company or are received by the Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for or purchased (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the order form within the time period specified thereon; provided, that the Company may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed or purchased shares by such date as the Company may specify.  The interpretation by the Company of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the OTS.

13.	Residents of Foreign Countries and Certain States

The Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside.  However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; and (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

14.	Completion of the Offering

The Offering will be terminated if not completed within 90 days from the date of approval by the OTS, unless an extension is approved by the OTS.

15.	Restrictions on Resale or Subsequent Disposition

A.	All shares of Common Stock purchased by Directors or Officers (and their Associates) in the Offering shall be subject to the restriction that, except as provided in this Section or as may be approved by the OTS, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

B.	The restriction on disposition of Common Stock set forth above in this Section shall not apply to the following:

	1.	Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Company, as the case may be, that has been approved by the OTS; and

	2.	Any disposition of such shares following the death of the Person to whom such shares were initially sold under the terms of this Plan.

16.	Stock Certificates

Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in the preceding sections.  Appropriate instructions shall be issued to the Company’s transfer agent with respect to applicable restrictions on transfers of such stock.  Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

17.	Restriction on Financing Stock Purchases

The Company will not knowingly offer or sell any of the Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned to the Person by the Company, the Bank or any of their Affiliates.

18.	Requirements for Stock Purchases by Directors and Officers Following the Offering

For a period of three years following the Offering, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of Common Stock except from a broker–dealer registered with the SEC.  This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax–Qualified Employee Stock Benefit Plan or Non-Tax–Qualified Employee Stock Benefit Plan of the Bank or the Company (including the Employee Plans) that may be attributable to any Officer or Director.  As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative.  The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

19.	Stock Benefit Plans

The Board of Directors of the Bank and/or the Company intend to either (i) adopt one or more stock benefit plans for their Employees, Officers and Directors, including stock award plans and stock option plans, that will be authorized to purchase and award Common Stock and grant options for Common Stock, or (ii) authorize existing plans to purchase and award additional shares of Common Stock and grant additional options for Common Stock.  However, only the Tax-Qualified Employee Stock Benefit Plans will be permitted to purchase Common Stock in the Offering, subject to the purchase priorities and limitations set forth in this Plan.  The Bank or the Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Stock Benefit Plans to purchase Common Stock issued in the Offering or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Offering, provided such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements.  This Plan specifically authorizes the grant and issuance by the Company of awards of Common Stock after the Offering pursuant to one or more Recognition Plans and stock option plans, provided that such plans conform to any applicable regulations. If such plans are adopted within 12 months following the completion of the Offering, then: (i) the stock option plan may reserve a number of shares such that all option plans do not encompass, in the aggregate, more than 4.9% of the Company’s outstanding Common Stock, or the Company’s stockholders’ equity, at the completion of the Offering; and (ii) the Recognition Plans may reserve a number of shares such that (A) all employee stock ownership plans and Recognition Plans do not encompass, in the aggregate, more than 4.9% (5.88% with OTS approval if the Bank’s tangible capital is at least ten percent at the time a plan is implemented) of the Company’s outstanding Common Stock or the Company’s stockholders’ equity, at the completion of the Offering, and (B) all Recognition Plans do not encompass, in the aggregate, more than 1.47% (1.96% with OTS approval if the Bank’s tangible capital is at least ten percent at the time a plan is implemented) of the Company’s outstanding Common Stock or the Company’s stockholders’ equity, at the completion of the Offering.  The restrictions in the preceding sentence may be exceeded if and to the extent all shares awarded in connection with a plan or plan expansion are acquired in the secondary market beginning no earlier than one year after the completion of the Offering. In addition, the aggregate amount of Common Stock encompassed under all stock option plans and Recognition Plans must not exceed 25% of the outstanding Common Stock of the Company held by persons other than the Mutual Holding Company.  Shares awarded to the Tax-Qualified Employee Stock Benefit Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Company’s Common Stock, or shares of Common Stock purchased by the Company or such plans on the open market.  Any new Recognition Plans and new stock option plans will be subject to stockholder approval.

20.	Post-Reorganization Filing and Market Making

The Common Stock will be registered with the SEC pursuant to the Securities Exchange Act of 1934, and the Company shall undertake not to deregister such Common Stock for a period of three years after the Offering.

21.	Payment of Dividends and Repurchase of Stock

The Company may not declare or pay a cash dividend on, or repurchase any of, its Common Stock if the effect thereof would cause its regulatory capital or the regulatory capital of the Bank to be reduced below the amount required under applicable rules and regulations.  Otherwise, the Company may declare dividends or make other capital distributions in accordance with applicable laws and regulations.  Following completion of the Offering, the Company may repurchase its Common Stock from time to time as permitted by the OTS.

22.	Interpretation

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Company shall be final, subject to the authority of the OTS.

23.	Amendment or Termination of this Plan

If necessary or desirable, the terms of this Plan may be amended by a majority vote of the Company’s Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of this Plan by the OTS and at any time thereafter with the concurrence of the OTS.  This Plan may be terminated by a majority vote of the Board of Directors at any time prior to the approval of this Plan by the OTS, and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the OTS.

Dated:    April 20, 2010, as amended on June 7, 2010